Exhibit 99.1

FOR IMMEDIATE RELEASE

October 2, 2015

TEGNA Completes Sale of McLean, VA Headquarters to Tamares

McLEAN, VA – TEGNA Inc. (NYSE: TGNA) today announced the successful completion of the sale of its corporate headquarters for $270 million to Tamares, a private investment group with holdings in the United States and Europe.

As part of the completed deal, TEGNA will continue to occupy a portion of the building for the next 18 months.

About TEGNA

TEGNA Inc. (NYSE: TGNA), formerly Gannett Co., Inc., is comprised of a dynamic portfolio of media and digital businesses that provide content that matters and brands that deliver. TEGNA reaches more than 90 million Americans and delivers highly relevant, useful and smart content, when and how people need it, to make the best decisions possible. TEGNA Media includes 46 television stations (including those serviced by TEGNA) and is the largest independent station group of major network affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. TEGNA Digital is comprised of Cars.com, the leading online destination for automotive consumers, CareerBuilder, a global leader in human capital solutions, and other powerful brands such as G/O Digital, Cofactor, Clipper and Sightline Media Group. For more information, visit www.TEGNA.com.

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For media inquiries, contact:

Jeremy Gaines

Vice President, Corporate Communications

703-854-6049

jmgaines@TEGNA.com

For investor inquiries, contact:

Jeffrey Heinz

Vice President, Investor Relations

703-854-6917

jheinz@TEGNA.com